UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 29, 2007

AMPEX CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-20292	13-3667696
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1228 Douglas Avenue

Redwood City, California 94063-3117

(Address and zip code of principal executive offices)

Registrant’s telephone number, including area code:

(650) 367-2011

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01(b). Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On May 29, 2007, Ampex Corporation (the “Company”) notified Nasdaq that the Company is not currently in compliance with Nasdaq Marketplace Rule 4350(c)(1), which requires that a majority of the Company’s Board of Directors be comprised of “independent” directors, within the meaning of the Nasdaq rules. As previously announced in its Current Report on Form 8-K filed on May 17, 2007, the Company recently entered into an agreement with M·CAM, Inc. to develop an intellectual property commercialization and monetization strategic plan in order to accelerate and broaden the Company’s licensing program. Ned S. Goldstein, one of the Company’s directors, is the President, director and a minority stockholder of M·CAM.

Following approval of the M·CAM agreement, the Board concluded that, by virtue of the Company’s agreement with M·CAM and Mr. Goldstein’s interest in M·CAM, Mr. Goldstein no longer qualifies as an independent director within the meaning of the Nasdaq rules. Consequently, the Board, which is currently comprised of six directors, includes only three independent directors and therefore no longer complies with Nasdaq’s requirement that a majority of the Board be comprised of independent directors.

The Company is required to regain compliance with Nasdaq’s independent majority rules before the Company’s 2008 Annual of Stockholders. In order to do so, the Nominating and Corporate Governance Committee of the Company’s Board intends to identify an additional Board candidate who would qualify as an independent director, and would satisfy the Company’s other criteria for Board membership. If the Committee successfully identifies such a candidate, the Board anticipates that it would increase the size of the Board to add one new position in Class II, and would nominate the candidate to fill the vacancy created by the new position in Class II, to serve until the 2008 Annual Meeting of Stockholders. The Company hopes to complete this process in the near future, and to regain compliance with Nasdaq rules as soon as possible.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMPEX CORPORATION

By:	/s/ Joel D. Talcott
Joel D. Talcott
Vice President and Secretary

Date: May 29, 2007